                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)


INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)



                              MEDAPHIS CORPORATION
-------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
-------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   584028-104
-------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


                                  MAY 14, 1999
-------------------------------------------------------------------------------
            (DATE OF EVENTS WHICH REQUIRE FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:



        [ ]      Rule 13d-1(b)

        [X]      Rule 13d-1(c)

        [ ]      Rule 13d-1(d)

-----------------------------------         -----------------------------------
CUSIP No. 584028-104                   13G    Page 2 of 10 Pages
-----------------------------------         -----------------------------------

--------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      The Canopy Group, Inc. (f/k/a NFT Ventures, Inc.)
--------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                   (a) [ ] (b) [X]
--------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     UTAH
--------------------------------------------------------------------------------------------------------------------
                                 5      SOLE VOTING POWER
           NUMBER                                0
             OF
           SHARES
        BENEFICIALLY
          OWNED BY
         REPORTING
           PERSON
            WITH
                              --------------------------------------------------------------------------------------
                                 6      SHARED VOTING POWER
                                                 8,086,205
                              --------------------------------------------------------------------------------------
                                 7      SOLE DISPOSITIVE POWER
                                                 0
                              --------------------------------------------------------------------------------------
                                 8      SHARED DISPOSITIVE POWER
                                                 8,086,205
--------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     8,086,205
--------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                                                               [ ]


--------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     9.62% AS OF MAY 7, 1999 (BASED ON MEDAPHIS CORPORATION REGISTRATION STATEMENT ON FORM S-3,
            AS FILED MAY 19, 1999)
--------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*
                     CO
--------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------         -----------------------------------
CUSIP No. 584028-104                   13G    Page 3 of 10 Pages
-----------------------------------         -----------------------------------

--------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     THE RAYMOND J. AND LEWENA NOORDA FAMILY TRUST
--------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                   (a) [ ] (b) [X]
--------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     UTAH
--------------------------------------------------------------------------------------------------------------------
                                 5      SOLE VOTING POWER
           NUMBER                                0
             OF
           SHARES
        BENEFICIALLY
          OWNED BY
         REPORTING
           PERSON
            WITH
                              --------------------------------------------------------------------------------------
                                 6      SHARED VOTING POWER
                                                 8,086,205
                              --------------------------------------------------------------------------------------
                                 7      SOLE DISPOSITIVE POWER
                                                 0
                              --------------------------------------------------------------------------------------
                                 8      SHARED DISPOSITIVE POWER
                                                 8,086,205
--------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     8,086,205
--------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                               [ ]


--------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     9.62% AS OF MAY 7, 1999 (BASED ON MEDAPHIS CORPORATION REGISTRATION STATEMENT ON FORM S-3,
            AS FILED MAY 19, 1999)
--------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*
                     OO
--------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------         -----------------------------------
CUSIP No. 584028-104                   13G    Page 4 of 10 Pages
-----------------------------------         -----------------------------------

--------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     RAYMOND J. NOORDA
--------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                   (a) [ ] (b) [X]
--------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S.A.
--------------------------------------------------------------------------------------------------------------------
                                 5      SOLE VOTING POWER
           NUMBER                                0
             OF
           SHARES
        BENEFICIALLY
          OWNED BY
         REPORTING
           PERSON
            WITH
                              --------------------------------------------------------------------------------------
                                 6      SHARED VOTING POWER
                                                 8,086,205
                              --------------------------------------------------------------------------------------
                                 7      SOLE DISPOSITIVE POWER
                                                 0
                              --------------------------------------------------------------------------------------
                                 8      SHARED DISPOSITIVE POWER
                                                 8,086,205
--------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     8,086,205
--------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                               [ ]


--------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     9.62% AS OF MAY 7, 1999 (BASED ON MEDAPHIS CORPORATION REGISTRATION STATEMENT ON FORM S-3,
            AS FILED MAY 19, 1999)
--------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*
                     IN
--------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------         -----------------------------------
CUSIP No. 584028-104                   13G    Page 5 of 10 Pages
-----------------------------------         -----------------------------------

--------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     LEWENA NOORDA
--------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                   (a) [ ] (b) [X]
--------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S.A.
--------------------------------------------------------------------------------------------------------------------
                                 5      SOLE VOTING POWER
           NUMBER                                0
             OF
           SHARES
        BENEFICIALLY
          OWNED BY
         REPORTING
           PERSON
            WITH
                              --------------------------------------------------------------------------------------
                                 6      SHARED VOTING POWER
                                                 8,086,205
                              --------------------------------------------------------------------------------------
                                 7      SOLE DISPOSITIVE POWER
                                                 0
                              --------------------------------------------------------------------------------------
                                 8      SHARED DISPOSITIVE POWER
                                                 8,086,205
--------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     8,086,205
--------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                               [ ]


--------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     9.62% AS OF MAY 7, 1999 (BASED ON MEDAPHIS CORPORATION REGISTRATION STATEMENT ON FORM S-3,
            AS FILED MAY 19, 1999)
--------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*
                     IN
--------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A)                  NAME OF ISSUER:

                           Medaphis Corporation


ITEM 1(B)                  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           2840 Mt. Wilkinson Parkway, Suite 300
                           Atlanta, Georgia 30339


ITEM 2(A)                  NAME OF PERSON FILING:

                           The Canopy Group, Inc. (f/k/a NFT Ventures, Inc.)


ITEM 2(B)                  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                           240 W. Center Street
                           Orem, Utah 84057


ITEM 2(C)                  CITIZENSHIP:

                           Not Applicable.


ITEM 2(D)                  TITLE OF CLASS OF SECURITIES:

                           Common Stock, par value $0.01 per share


ITEM 2(E)                  CUSIP NUMBER:

                           584028-104


ITEM 3.                    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B) OR (C),
                           CHECK WHETHER THE PERSON FILING IS A:

                           (a)   [ ]    Broker or dealer registered under Section 15 of the
                                        Exchange Act.

                           (b)   [ ]    Bank as defined in Section 3(a)(6) of the Exchange Act.

                           (c)   [ ]    Insurance company as defined in Section 3(a)(19) of the
                                        Exchange Act.

                           (d)   [ ]    Investment company registered under Section 8 of the
                                        Investment Company Act.

                           (e)   [ ]    An investment adviser in accordance with Rule 13d-
                                        1(b)(1)(ii)(E);

                           (f)   [ ]    An employee benefit plan or endowment fund in accordance
                                        with Rule 13d-1(b)(1)(ii)(F);

                           (g)   [ ]    A parent holding company or control person in accordance
                                        with Rule 13d-1(b)(1)(ii)(G);

                           (h)   [ ]    A savings association as defined in Section 3(b) of the
                                        Federal Deposit Insurance Act;

                           (i)   [ ]    A church plan that is excluded from the definition of an
                                        investment company under Section 3(c)(14) of the
                                        Investment Company Act;

                           (j)   [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                           If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]


ITEM 4.                    OWNERSHIP.

                           (a)      Amount Beneficially Owned:  8,086,205

                           (b)      Percent of Class: 9.62% (based on 84,027,931 shares outstanding as of May 7, 1999) 1999 (based on Medaphis Corporation
                                    Registration Statement on Form S-3, as filed May 19, 1999)

                           (c)      Number of shares as to which such person has:

                                    (i)    Sole power to vote or to direct the vote:  0

                                    (ii)   Shared power to vote or to direct the vote:  8,086,205

                                    (iii)  Sole power to dispose or to direct the disposition of: 0

                                    (iv)   Shared power to dispose or to direct the disposition of:
                                           8,086,205


ITEM 5.                    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                           Not Applicable.

ITEM 6.                    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                           Not applicable

ITEM 7.                    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
                           THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                           Not Applicable.

ITEM 8.                    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                           This Amendment No. 1 to Schedule 13D on Schedule 13G is being filed by
                           The Canopy Group, Inc. (f/k/a NFT Ventures Inc.), a Utah Corporation
                           ("Canopy"), The Raymond J. and Lewena Noorda Family Trust, a trust organized under the laws of the State of Utah (the "Noorda Family
                           Trust"), and Raymond J. and Lewena Noorda as Trustees of the Noorda
                           Family Trust ("Mr. and Mrs. Noorda", and together with Canopy and the
                           Noorda Family Trust, the "REPORTING  PERSONS"). Mr. and Ms. Noorda also serve as the directors, Mr. Noorda serves as Chairman, and Mr. and Mrs.
                           Noorda serve as Vice Presidents of Canopy.

                           The Reporting Persons may be deemed to be a "group" within the meaning of Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended. Thus pursuant to Rule 13d-5, each Reporting
                           Person may be deemed to beneficially own all Medaphis Common Stock owned by other Reporting Persons. Each Reporting Person other than
                           NFT Ventures disclaims beneficial ownership of such Medaphis Common
                           Stock.


ITEM 9.                    NOTICE OF DISSOLUTION OF GROUP.

                           Not Applicable.


ITEM 10.                   CERTIFICATION.

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

May 27, 1999

                                        THE CANOPY GROUP, INC.
                                        (f/k/a NFT VENTURES, INC.)



                                        By: /s/ Raymond J. Noorda
                                           ------------------------------------
                                           Raymond J. Noorda
                                           Chairman


                                        THE RAYMOND J. AND LEWENA
                                        NOORDA FAMILY TRUST



                                        By: /s/ Raymond J. Noorda
                                           ------------------------------------
                                           Raymond J. Noorda
                                           Trustee


                                           /s/ Raymond J. Noorda
                                           ------------------------------------
                                           Raymond J. Noorda


                                           /s/ Lewena Noorda
                                           ------------------------------------
                                           Lewena Noorda